UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

PC Mall, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

69323K100
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒                      Rule 13d-1(b)

☐                      Rule 13d-1(c)

☐                      Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69323K100

1		NAME OF REPORTING PERSONS Perritt Capital Management, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 21,300
	6	SHARED VOTING POWER 587,300 (1)
	7	SOLE DISPOSITIVE POWER 21,300
	8	SHARED DISPOSITIVE POWER 587,300 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 608,600
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1% (2)
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Represents shares beneficially owned by Perritt MicroCap Opportunities Fund, Inc. and Perritt Funds, Inc. (see Item 2(a)).

(2)	The percent ownership calculated is based upon an aggregate of 12,038,827 shares outstanding as of November 8, 2011.

CUSIP No. 69323K100

1		NAME OF REPORTING PERSONS Perritt MicroCap Opportunities Fund, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 500,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 500,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2% (1)
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IV

(1)	The percent ownership calculated is based upon an aggregate of 12,038,827 shares outstanding as of November 8, 2011.

CUSIP No. 69323K100

1		NAME OF REPORTING PERSONS Perritt Funds, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) Not Applicable	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 87,300
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 87,300
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 87,300
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% (1)
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IV

(1)	The percent ownership calculated is based upon an aggregate of 12,038,827 shares outstanding as of November 8, 2011.

CUSIP No. 69323K100

Item 1(a).                         Name of Issuer:

PC Mall, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2555 West 190th Street, Suite 201, Torrance, CA 90504

Item 2(a).	Name of Person Filing:

The persons filing this Schedule 13G are (i) Perritt Capital Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; (ii) Perritt MicroCap Opportunities Fund, Inc., an investment company registered under the Investment Company Act of 1940; and (iii) Perritt Funds, Inc., an investment company registered under the Investment Company Act of 1940.  Perritt Capital Management, Inc. is the investment adviser to Perritt MicroCap Opportunities Fund, Inc. and its sole series, Perritt MicroCap Opportunities Fund, and to Perritt Funds, Inc. and its sole series, Perritt Emerging Opportunities Fund.  Attached as Exhibit 1 hereto, which is incorporated by reference herein, is an agreement between Perritt Capital Management, Inc., Perritt MicroCap Opportunities Fund, Inc. and Perritt Funds, Inc. that this Schedule 13G is filed on behalf of each of them.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

300 South Wacker Drive, Suite 2880, Chicago, IL 60606

Item 2(c).	Citizenship:

Perritt Capital Management, Inc. is an Illinois corporation.

Perritt MicroCap Opportunities Fund, Inc. is a Maryland corporation.

Perritt Funds, Inc. is a Maryland corporation.

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

69323K100

CUSIP No. 69323K100

Item 3.	If this statement is filed pursuant to sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

☒	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

☒	An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E).

Item 4.	Ownership:

Perritt Capital Management, Inc.

(a)	Amount Beneficially Owned: 608,600

(b)	Percent of Class: 5.1%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 21,300

(ii)	shared power to vote or to direct the vote: 587,300

(iii)	sole power to dispose or to direct the disposition of: 21,300

(iv)	shared power to dispose or to direct the disposition of: 587,300

Perritt MicroCap Opportunities Fund, Inc.

(a)	Amount Beneficially Owned: 500,000

(b)	Percent of Class: 4.2%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 500,000

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 500,000

CUSIP No. 69323K100

Perritt Funds, Inc.

(a)	Amount Beneficially Owned: 87,300

(b)	Percent of Class: 0.7%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 87,300

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 87,300

Item 5.	Ownership of Five Percent or Less of a Class:

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

N/A

Item 8.	Identification and Classification of Members of the Group:

N/A

Item 9.	Notice of Dissolution of Group:

N/A

CUSIP No. 69323K100

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits.

1.	Agreement to file Schedule 13G jointly (previously filed as Exhibit 1 to the reporting parties’ Schedule 13G filed July 29, 2010).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2012
PERRITT CAPITAL MANAGEMENT, INC.

By:         /s/ Michael J. Corbett
Michael J. Corbett, Vice President

PERRITT MICROCAP OPPORTUNITIES FUND, INC.

By:         /s/ Michael J. Corbett
Michael J. Corbett, President

PERRITT FUNDS, INC.

By:         /s/ Michael J. Corbett
Michael J. Corbett, President